ADDENDUM NO. 1 TO MASTER FACTORING AGREEMENT
(WORK-IN-PROCESS REVOLVING CREDIT FACILITY)

THIS ADDENDUM TO MASTER FACTORING AGREEMENT (this "**Addendum**") constitutes an addendum to and is hereby made a part of that certain Master Factoring Agreement (the "**Factoring Agreement**") dated August __, 2005 (the "**Effective Date**"), by and among **ACORN HOLDING CORP**. and **VALENTEC SYSTEMS, INC**., its wholly owned subsidiary, each a Delaware corporation, (collectively referred to throughout this Addendum as "you"), and **ROCKLAND CREDIT FINANCE LLC**, a Maryland limited liability company (referred to throughout this Addendum as "we" or "us").

Background

In addition to the factoring facility established pursuant to the Factoring Agreement, you have requested that we extend to you a revolving line of credit for the purpose of financing unbilled work-in-process. We are willing to do so upon the terms and conditions set forth in this Addendum.

In light of the foregoing, we have mutually agreed as follows:

1. **Defined Terms**. Capitalized terms used herein but not defined in context have the respective meanings ascribed to such terms in the Factoring Agreement or Exhibit 1-A hereto, as the case may be.

2. **Establishment of Line of Credit**.

2.1. Upon the terms and subject to the conditions of this Agreement, on the Closing Date we will establish a revolving line of credit in your favor (the "**Line of Credit**") in the maximum principal amount of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) (the "**Facility Limit**") such that, until the earlier of the date which is sixty (60) days prior to expiration of the Initial Term or the occurrence of an Event of Default (or any event which, with the passage of time or the giving of notice, or both could constitute an Event of Default), you may borrow, repay, and reborrow amounts under the Line of Credit (hereafter "**WIP Advances**") to refinance your Qualified Indebtedness outstanding as of the Closing Date and for working capital in the ordinary course of your business operations consistent with the terms of this Agreement.

2.2. The aggregate principal amount of WIP Advances outstanding at any time shall not exceed the lesser of (a) the Applicable Percentage of your then current Borrowing Base or (b) an amount equal to the Facility Limit minus the aggregate principal amount of all Cash Factoring Advances then outstanding. If at any time and for any reason the aggregate principal amount of outstanding WIP Advances shall exceed the lesser of the foregoing amounts, you will immediately repay to us, in cash, the amount of such excess plus interest accrued thereon such that the requirements of this paragraph are met. Subject to the provisions of this paragraph and the Master Note, WIP Advances shall be in such amounts as you may request from time to time.

2.3. Each request by you for a WIP Advance under the Line of Credit (a "**Draw Request**") shall be in writing, shall specify the date and the amount of the proposed WIP Advance and the desired date thereof (which shall be a Business Day), shall otherwise be in form and substance as we may prescribe, and shall be accompanied by a current Borrowing Base Certificate. Each Draw Request shall be irrevocable and shall be delivered to us no later than 12:00 noon, Eastern Time, on the Business Day immediately preceding the date of the requested advance. All Draw Requests shall be subject to the terms and conditions of this Addendum, including but not limited to our verification of the satisfaction of all conditions precedent set forth in Section 5 hereof. Our approval of a Draw Request, if any, shall be indicated by our making the requested WIP Advance or so much thereof as we may approve. Each approved WIP Advance shall be disbursed to you by a wire transfer of immediately available funds to such account as you may designate in writing to us from time to time; provided, however, that our initial WIP Advance shall be disbursed first to holders of your Qualified Indebtedness to the extent necessary to pay and discharge such indebtedness in full.

2.4. Your indebtedness in respect of the WIP Advances shall be evidenced by a promissory note payable to us in the form of Exhibit 1-B hereto (the "**Master Note**"). We will be authorized as your attorney-in-fact to update from time to time the Loan Schedule attached to the Master Note as Annex A in order accurately

to reflect the principal amount of the Master Note outstanding from time to time. The terms and provisions of the Master Note are hereby incorporated by reference as if set forth in full.

2.5. We will be authorized to credit any and all Available Factoring Funds first to reduce your Line of Credit Obligations prior to any cash disbursement of such funds to you. We will disburse Available Factoring Funds to you only if and to the extent such funds exceed your Line of Credit Obligations then outstanding. For purposes of the Factoring Agreement, Available Factoring Funds credited against your Line of Credit Obligations in accordance with this paragraph shall be deemed paid to you in full on the effective date of such credit as if such deemed payment had been made to you in cash. Payments and credits in respect of your Line of Credit Obligations shall be applied first to fees and charges accruing hereunder, if any, then to accrued and unpaid interest, and finally to the unpaid principal balance of the WIP Advances.

2.6. You will be jointly and severally liable to us for the payment and performance of the Master Note and any and all other Line of Credit Obligations. The Master Note and all other Line of Credit Obligations shall be due and payable in any event on the Line of Credit Termination Date.

3. <u>**Interest and Fees**</u>.

3.1. The outstanding principal amount of each WIP Advance shall bear interest at the rate of one percent (1.0%) for each period of thirty (30) days (or any portion thereof) such amount shall be outstanding (hereafter, the "**Applicable Rate**"). In addition, you will pay to us an administrative services fee at a fluctuating rate per annum equal to two percent (2.0%) plus the WSJ Prime Rate in effect from time to time calculated on the aggregate principal amount of all WIP Advances then outstanding (our "**Processing Fee**"). For purposes of our Processing Fee, any change in the WSJ Prime Rate shall take effect on the day immediately following the date of publication of such change.

3.2. Accrued interest and Processing Fees shall be due and payable on the Line of Credit Termination Date; provided, however, that we may apply Available Factoring Funds to the payment thereof from time to time pursuant to Paragraph 2.4.

3.3. We mutually acknowledge and agree that the only charge imposed by us upon you for the use of borrowed money in connection with the Line of Credit is and shall be interest at the Applicable Rate, and that the Processing Fee is and shall be deemed to be charges made to compensate us for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by us in connection with making credit available to you hereunder, and shall under no circumstances be deemed to be interest charges for the use of borrowed money. In the event a court of competent jurisdiction determines that the aggregate of all amounts deemed interest under this Agreement pursuant to any law such court in a final adjudication determines to apply exceeds the highest rate permissible under such law, the interest rate in effect hereunder shall automatically be reduced to the maximum rate permitted by law and we will refund to you any interest received by us in excess of the maximum lawful rate or, if so requested by you, will apply such excess to the principal balance of your Obligations.

4. <u>**Closing**</u>. The Closing shall be held on the earliest mutually practicable date following your satisfaction of the closing conditions set forth in Paragraph 5.1 hereof.

5. <u>**Conditions Precedent**</u>.

5.1. The closing of our establishment of the Line of Credit in your favor pursuant to this Addendum (the "**Closing**") and our initial WIP Advance under the Line of Credit shall be subject to satisfaction of the following conditions precedent on or before the Closing Date:

(a) You will pay directly or reimburse us for any and all out-of-pocket expenses we have incurred through the Closing Date in connection with establishing the Line of Credit and the Factoring Facility, including but not limited to auditors', appraisers', and attorneys' fees, as well as all lien search changes, filing fees and other out-of-pocket expenses, not to exceed $7,500.00 in the aggregate.

(b) You will deliver to us original counterparts of each of the following duly executed by the appropriate party or parties:

(i) The Factoring Agreement;

(ii) This Addendum;

(iii) The Master Note;

(iv) Such UCC-1 financing statements evidencing our security interest in the Collateral as we may require;

(v) Guaranties of validity in such form and executed by such executive officers or other persons as we may require;

(vi) An initial Borrowing Base Certificate dated not earlier than three (3) Business Days prior to the Closing Date;

(vii) Unless specifically waived by us in writing, lien waivers by any and all landlords, mortgagees, warehousemen and bailees having an interest in real property where any Collateral is or may in the future be located or who have or in the future may have custody of any Collateral at any time or from time to time;

(viii) A certified copy of your fire, all risk, business interruption, public liability, flood and casualty insurance policy or policies evidencing coverage satisfactory to us, with lender loss payable and additional insured endorsements in form and substance satisfactory to us and our counsel, naming us loss payee and additional insured as our interest may appear;

(ix) A copy, certified as of the most recent date practicable by the Secretary of the State of Delaware, of your articles of incorporation, as amended; and

(x) An opinion of your counsel dated as of the Closing Date and addressed to and in form and substance satisfactory to us to the effect that: (A) you are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware; (B) you have all requisite power to carry on your business, to own, lease, encumber and operate your properties and assets and to execute, deliver and perform this Agreement; (C) your execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action and such execution, delivery and performance will not violate any provision of your articles of organization or bylaws, as amended; and (D) you have duly and validly executed and delivered this Agreement and this Agreement constitutes your legal, valid and binding obligation enforceable against you in accordance with its terms.

5.2. Conditions Precedent to Each WIP Advance. Any obligation on our part to make a WIP Advance shall be subject to satisfaction of the following conditions precedent as of the date of your Draw Request and as of the date of our disbursement of such advance:

(a) All of your representations and warranties under this Agreement shall be true and correct.

(b) No Event of Default shall have occurred or be continuing.

(c) The requested WIP Advance will not result in a breach of the borrowing limitation set forth in Paragraph 2.2 hereof.

(d) Together with the Draw Request and Borrowing Base Certificate contemplated by Paragraph 2.3 hereof, you shall deliver to us a certificate, dated as of the date of such Draw Request and signed by an Authorized Officer, to the effect that all of your representations and warranties are true and correct in all material respects as of the date of the Draw Request and that no Event of Default has occurred or is continuing.

6. **Covenants**. From and after the Closing Date and so long as any of your LOC Obligations are outstanding or the Line of Credit remains effective, you will comply with each of the following covenants.

6.1. Capital Expenditures. Except as otherwise approved by us in advance in writing, which approval will not be unreasonably withheld, you will expend no more than $1,000,000 in Capital Expenditures in any fiscal year.

6.2. Net Worth. Unless and to the extent this covenant is specifically waived by us in writing, you will at all times maintain a Tangible Net Worth of at least $2,000,000.

6.3. Borrowing Base Certificates. You will prepare and deliver to us a current Borrowing Base Certificate on the first (1st) and fifteenth (15th) days of each calendar month independently of any Borrowing Base Certificate submitted in connection with a Draw Request.

6.4. Dividends. Except as otherwise approved by us in advance in writing, which approval will not be unreasonably withheld, you will not declare or pay any dividends on, or make any distribution with respect to, or purchase, redeem, or otherwise acquire for value any of your capital stock; provided, however, that upon the termination, voluntary departure, death or disability of any person now or hereafter employed by you, you may redeem shares of your capital stock then held by such person to the extent such shares were issued by you directly as compensation or pursuant to the exercise of one or more incentive or nonqualified stock options granted by you to such person under the terms of any equity incentive or stock option plan adopted by you and available to your employees generally.

6.5. Organizational Changes. You will not dissolve or otherwise terminate your organizational status; or enter into any merger, reorganization or consolidation; or make any substantial change in the basic type of business you conduct as of the Closing Date. Notwithstanding the foregoing or Clause 6.4.2.3 of the Factoring Agreement, upon written notice to us not less than ten (10) days prior to the effective date of such merger, you may merge with or into Acorn Holdings Corp. on or at any time prior to December 31, 2005.

6.6. Affiliate Transactions. Except as otherwise approved by us in advance in writing, which approval will not be unreasonably withheld, you will make no loan or advance or any other payment of money or transfer of property in respect of indebtedness owing by you to any Affiliate.

6.7. WIP Reports. Within five (5) days after the close of each month, you will provide to us a report (a "**WIP Report**"), current as of the last day of the month then ended and in such form and containing such information as we may reasonably require, detailing the status of your work in progress and changes therein since the close of the immediately preceding month.

6.8. Performance of Agreements. You will perform and observe all of your obligations and covenants under the Sales Agreements in accordance with the terms thereof and will pay your subcontractors and suppliers in connection with each Sales Agreement timely as your obligations to such parties become due. You will promptly inform us in writing of the existence of any dispute or potential dispute between you and any customer, supplier or subcontractor.

7. **Representations and Warranties**. To induce us to make WIP Advances from time to time, you make the following representations and warranties in addition to those set forth in the Factoring Agreement), each of which (in addition to those set forth in the Factoring Agreement) will survive the execution and delivery of this Addendum and will be deemed to be continuous and renewed as of the date of each WIP Advance. Such representations and warranties shall survive the termination of the Line of Credit.

7.1. Each Sales Agreement is valid, binding and in full force and effect and is enforceable by you in accordance with its terms. You have performed all of your obligations required to be performed by you under such Sales Agreement and you are not nor is your customer (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. The Contract Documents you have delivered to us are true, correct, and complete in all respects and do not omit to state any material term, condition, relating to any Sales Agreement.

7.2. All amounts represented by you as work-in-progress (whether in your Borrowing Base Certificates, WIP Reports, financial statements or otherwise) are true and accurate in all respects and represent bona fide indebtedness of your customer under the applicable Sales Agreement.

7.3. No Governmental Approval or other Consent is required to be obtained by you in connection with the execution, delivery and performance of this Agreement or your consummation of the transactions contemplated hereby.

8. **Events of Default**. Without limiting the generality of Section 9 of the Factoring Agreement, the following shall constitute additional Events of Default:

8.1. Any breach or default under a Sales Agreement, whether by you or by your customer.

8.2. The assertion by your customer of any setoff or claim against amounts owing under a Sales Agreement or the existence of any other dispute between you and a customer.

8.3. Any occurrence or state of fact giving us reasonable grounds for insecurity that you or your customer will be unable or unwilling to fulfill your respective obligations under a Sales Agreement.

8.4. The cancellation or termination of any Sales Agreement prior to its stated term or your fulfillment of the parties' respective obligations thereunder.

8.5. Any material amendment or modification of a Sales Agreement without our prior written consent.

9. **Termination**. In addition to our other rights and remedies under Section 9 of the Factoring Agreement, we may terminate the Line of Credit effective immediately upon notice to you following the occurrence of an Event of Default.

10. **Construction and Integration**. Your Line of Credit Obligations and your related covenants, representations and warranties under this Addendum shall constitute additional Obligations for purposes of and as such term is used in the Factoring Agreement. As used herein and in the Factoring Agreement, the term "this Agreement" shall mean the Factoring Agreement as modified by this Addendum. This Addendum is hereby incorporated by reference into and made a part of the Factoring Agreement as if set forth in full therein.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first written above.

ROCKLAND CREDIT FINANCE LLC

By__________________________
John Fox, President

ACORN HOLDING CORP.

By Robert Zummo

Name:____________________

Title: CEO

VALENTEC SYSTEMS, INC.

By Robert Zummo

Name:____________________

Title: CEO

EXHIBIT 1-A

Defined Terms

"**Affiliate**" means any of your shareholders, directors, officers or employees, or any person or business entity that controls you, that you control, or that is under common control with you, directly or indirectly.

"**Applicable Percentage**" means seventy percent (70%) during the period extending from the Effective Date through September 30, 2005. Thereafter, the Applicable Percentage shall decrease two percentage points per month for each of the next five consecutive months effective on the first day of each month commencing October 1, 2005. Effective March 1, 2006, and thereafter until the Line of Credit Termination Date (unless the same shall have earlier occurred), the Applicable Percentage shall be sixty percent (60%).

"**Approved Customer**" means a third-party buyer meeting our criteria for creditworthiness and otherwise determined by us to have the ability to pay its obligations under the applicable Sales Agreement as such obligations become due.

"**Authorized Officer**" means your President, Chairman, or Chief Financial Officer.

"**Available Factoring Funds**" means Factoring Advances and amounts accumulated from time to time in the Reserve Account.

"**Borrowing Base**" means, at any time, the aggregate amount of all Eligible Unbilled Receivables then outstanding.

"**Borrowing Base Certificate**" means a certificate in form and content satisfactory to us computing the then current Borrowing Base and certified to be true and correct by an Authorized Officer.

"**Business Day**" means any day of the week on which we are open for the conduct of business at our principal office.

"**Capital Expenditure**" means any expenditures made in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, having a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases.

"**Capital Lease**" means any lease of property that, in accordance with GAAP, should be reflected as a liability on your balance sheet.

"**Cash Factoring Advance**" means a Factoring Advance or any portion thereof made by us in cash and not by way of a credit against your Line of Credit Obligations.

"**Closing Date**" means the effective date on which the Closing occurs.

"**Consent**" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any person or entity, including but not limited to any Governmental Authority.

"**Contract Documents**" means, with respect to any Sales Agreement, any and all documents, instruments, agreements, notes, certificates, letters, letters of credit, memoranda, guarantees, pledges, security agreements and any and all other written instruments or correspondence every kind and description which evidence the terms of a Sales Agreement as the same may be amended, modified, supplemented, waived, renewed or extended at any time or from time to time.

"**Factoring Advance**" means an Advance in respect of an Assigned Account pursuant to and as such terms are defined in the Factoring Agreement.

"**Eligible Unbilled Receivable**" means any Unbilled Receivable determined by us in our sole discretion to be includible in your Borrowing Base.

"**GAAP**" means generally accepted accounting principles, consistently applied.

"**Governmental Approval**" means any Consent of, with or to any Governmental Authority.

"**Governmental Authority**" means any federal, state, regional, county, city, municipal or local government, whether foreign or domestic, or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing, including, without limitation, courts, public utilities and sewer authorities.

"**Line of Credit Obligations**" means, as of any date, the principal amount of all WIP Advances then outstanding together with accrued but unpaid interest thereon at the Applicable Rate; earned but unpaid Processing Fees; and any and all of your other liabilities, obligations and indebtedness to us, of every kind and nature, arising under or in respect of the Line of Credit, the WIP Advances, the Master Note, or this Addendum.

"**Line of Credit Termination Date**" means the earlier of (i) the last day of the Initial Term or (ii) the date on which we terminate the Line of Credit (or the Line of Credit is deemed automatically terminated) following the occurrence of an Event of Default.

"**Qualified Indebtedness**" means your obligations for borrowed money currently owing to Bank Leumi and Montgomery Equity Partners, Ltd., respectively.

"**Reserve Account**" means the book-entry-only reserve account we establish for your benefit to hold collections and payments in respect of your Accounts in excess of your then current Obligations under the Factoring Agreement.

"**Sales Agreement**" means a written agreement or firm purchase order, upon terms and conditions and in form and substance satisfactory to us in our sole discretion, obligating an Approved Customer to purchase goods from you in the ordinary course.

"**Tangible Net Worth**" means your book net worth, determined in accordance with GAAP, with minus all assets constituting (i) goodwill, patents, copyrights, trademarks, trade names and other intangible assets, (ii) write-ups of assets, (iii) unamortized debt, discount and expense, (iv) deferred charges, and (v) any indebtedness owing to you by any of your shareholders, officers, directors or Affiliates.

"**Unbilled Receivable**" means any unbilled and unpaid amount you have earned under GAAP on account of work in process pursuant to and in accordance with the terms and conditions of a Sales Agreement.

EXHIBIT 1-B

Form of Promissory Note